Exhibit 99.CODEETH

CODE OF ETHICS (SOX)

(Principal Executive Officer/President and Principal Financial Officer/Treasurer)

I.	Purpose of the Code/Covered Officers

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission (“SEC”) has adopted rules requiring annual disclosure of an investment company’s code of ethics applicable to its principal executive, principal financial and principal accounting officers. The Funds have adopted this Code of Ethics (the “Code”) pursuant to these rules. The Code applies to the series (each a “Fund”). The Code specifically applies to each Fund’s President/Principal Executive Officer and Treasurer/Principal Financial Officer (“Covered Officers”) for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submits to, the SEC and in other public communications made by the Funds;

●	compliance with applicable laws, rules and regulations;

●	an environment that encourages disclosure of ethical and compliance related concerns;

●	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code without fear of reprisal; and

●	accountability for adherence to the Code.

The Covered Officers are integral to the Funds’ goal of creating a culture of high ethical standards and commitment to compliance. In their roles, the Covered Officers will refrain from engaging in any activity that may compromise their professional ethics or otherwise prejudice their ability to carry out their duties to the Funds.’ They will act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

II.	Actual and Apparent Conflicts of Interest

Overview: A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper benefits as a result of his or her position with the Funds.

Certain conflicts of interest arise out of the relationship between Covered Officers and each Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the “1940 Act”) and the Investment Advisers Act of 1940 (the “Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. Each Fund’s Adviser and Sub-adviser (the “adviser(s)”) have adopted and implemented respective compliance programs and procedures that are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Each Covered Officer should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest and should encourage his or her colleagues who provide service to the Funds, whether directly or indirectly, to do the same.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between each Fund and the investment adviser (and distributor to the Aberdeen open-end funds) of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or the investment adviser or for both), be involved in establishing policies and implementing decisions that will have different effects on the investment adviser, distributor and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of each Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Board that the Covered Officers may also be officers or employees of the Funds.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds. A defining question is, “What is the long term interest of current shareholders?” The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive.

Each Covered Officer must:

●	not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would directly or indirectly benefit personally to the detriment of the Funds;

●	not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds;

●	not use material non-public knowledge of Fund transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

●	report at least annually affiliations or other relationships related to conflicts of interest covered by the Funds’ Directors and Officers Questionnaire.

Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such activity or has such a relationship. There are some conflict of interest situations that should always be discussed with the Compliance Officer prior to their occurrence, or if foreseen, as soon as reasonably possible after discovery. Examples of these include:

●	service on the board of any public company;

●	any outside business activity that detracts from the ability of a Covered Officer to devote appropriate time and attention to his or her responsibilities as a Covered Officer of the Funds;

●	the receipt of any non-nominal gifts in excess of $100.00;

●	the receipt of any entertainment from any company with which the Funds has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

●	any ownership interest in, or any consulting or employment relationship with any of the Funds’ service providers, other than its investment adviser, investment sub-adviser, principal underwriter, administrator or any affiliated person thereof;

●	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting Fund transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Definitions

(A)            “Covered Officer” with respect to a Fund means the principal executive officer of the Fund and senior financial officers of the Fund, including the principal financial officer, controller or principal accounting officer, or persons performing similar functions, regardless of whether these persons are employed by the Fund or a third party.

(B)            “Executive Officer” of a Fund has the same meaning as set forth in Rule 3b-7 under the Securities Exchange Act of 1934, as amended. Subject to any changes in that rule, the term “executive officer,” when used in the Code, means the president, any vice president, any officer who performs a policy making function, or any other person who performs similar policy making functions for a Fund.

(C)            “Waiver” means the approval by a Fund’s CCO of a material departure from a provision of the Code. “Waiver” includes an “Implicit Waiver,” which is a Fund’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an Executive Officer of the Fund.

IV.	Disclosure and Compliance

Each Covered Officer:

●	should familiarize himself with the disclosure requirements generally applicable to the Funds;

●	should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including the Funds’ Board and auditors, and to governmental regulators and self-regulatory organizations;

●	should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the Advisers with the goal of promoting comprehensive, fair, accurate, timely and understandable disclosure in reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds;

●	should cooperate with the each Fund’s independent accountants, regulatory agencies, and internal auditors in their review of the Funds and its operations;

●	should ensure the establishment of appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation, or regulatory guidelines and establish and administer financial controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information for the Funds’ safe and sound operation; and

●	has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V.	Reporting and Accountability

Each Covered Officer must:

●	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing that he has received, read, and understands this Code;

●	annually thereafter affirm that he has complied with the requirements of this Code;

●	not retaliate against any other Covered Officer or any employee of the Adviser, or their affiliated persons, or any other employee of a private contractor that provides service to the Funds, for reports of potential violations that are made in good faith; and

●	notify the Funds’ CCO promptly if he or she knows or suspects that a violation of applicable laws, regulations, or of this Code has occurred, is occurring, or is about to occur. Failure to do so is itself a violation of this Code.

See Exhibit A for the form of PEO/PFO certification.

The Funds’ CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or Waivers sought by the President will be considered by the Funds’ Audit Committee.

The Funds will follow these procedures in investigating and enforcing this Code.

●	The Funds’ Compliance Officer will take all appropriate action to investigate any potential violations reported to him/her.

●	If, after such investigation, the Compliance Officer believes that no violation has occurred, he or she is not required to take any further action. The Compliance Officer is authorized to consult, as appropriate, with the chair of the Audit Committee and Counsel to the Independent Board, and is encouraged to do so after consultation with each Fund’s President when, in the Compliance Officer’s opinion such consultation will not increase the risk to shareholders.

●	Any matter that the Compliance Officer believes is a violation will be reported to the Audit Committee (the “Committee”).

●	If the Committee concurs that a violation has occurred, it will inform and make a recommendation to the full Board, which will consider appropriate action, which may include review of and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or its Board; or a recommendation to dismiss the Covered Officer.

●	Each Fund’s Board will be responsible for granting Waivers, as appropriate.

●	Any changes to or Waivers of this Code will, to the extent required, be disclosed as provided by the SEC rules.

VI.	Sanctions

The matters covered in the Code are of the utmost importance to the Funds and their stockholders and are essential to each Fund’s ability to conduct its business in accordance with its stated values. Each Covered Officer and each Executive Officer is expected to adhere to these rules (to the extent applicable) in carrying out his or her duties for the Funds. The conduct of each Covered Officer and each Executive Officer can reinforce an ethical atmosphere and positively influence the conduct of all officers, employees and agents of the Funds. A Fund will, if appropriate, take action against any Covered Officer whose actions are found to violate the Code. Appropriate sanctions for violations of the Code will depend on the materiality of the violation to the Fund.

Sanctions may include, among other things, a requirement that the violator undergo training related to the violation, a letter or sanction or written censure by the Board, the imposition of a monetary penalty, suspension of the violator as an officer of a Fund or termination of the employment of the violator. If a Fund has suffered a loss because of violations of the Code, the Fund may pursue remedies against the individuals or entities responsible.

VII.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for the purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities if the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and Adviser’s code of ethics under Rule 17j-1 under the Investment Company Act of 1940 are not part of this Code.

VIII.	Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the each Fund’s Board, including a majority of Independent Board members.

IX.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its Counsel.

X.	Internal Use

This Code is intended solely for internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion. This Code is a statement of certain fundamental principles, policies, and procedures that govern the Covered Officers in the conduct of each Fund’s business. It is not intended and does not create any rights in any employee, investor, supplier, creditor, shareholder or any other person.

Exhibit A

CODE OF ETHICS

PURSUANT TO THE SARBANES-OXLEY ACT OF 2002

Initial and Annual Certification of Compliance

Name (please print)

This is to certify that I have received a copy of the Code of Ethics Pursuant to the Sarbanes-Oxley Act of 2002 (“Code”) for the following Funds:

List of Funds

I have read and understand the Code. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of this Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal.

Check one:

Initial

☐          I further certify that I am subject to the Code and will comply with each of the Code’s provisions to which I am subject.

Annual

☐          I further certify that I have complied with and will continue to comply with each of the provisions of the Code to which I am subject.

Signature	Date

Received by (name and title):	Date